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                                                                       EXHIBIT D



                                 [Translation]

                                 LOAN CONTRACT


PARTIES TO THIS CONTRACT:

KINBONG HOLDINGS LIMITED (The Borrower, hereinafter referred to as Party A) SET TOP INTERNATIONAL INC. (The Lender, hereinafter referred to as Party B)


This Loan Contract is entered into between Party A, KINBONG HOLDING LIMITED, a company legal person organized under the laws of the British Virgin Islands (as indicated in the company's license (Attachment 1)), and Party B, SET TOP INTERNATIONAL INC., a company legal person organized under the laws of British Virgin Island (as indicated in the company's license (Attachment 2)). The two parties hereby agree to enter into this Loan Contract (hereinafter referred to as the "Contract") with respect to the loan and the provision by Party A as security for the loan shares of the outstanding common stock, traded on the New York Stock Exchange, U.S. (hereinafter referred to as the "Stock") of ASIA PACIFIC WIRE CABLE CORPORATION LIMITED established under the laws of Bermuda (BERMUDA) (thereinafter referred to as the "Company") (as indicated in the company license (Attachment 3)). The parties agree to be bound by the following:


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ARTICLE 1 (AMOUNT AND GUARANTEE)


I. Party B agrees to make available to Party A as loan in the amount of Four Million and One Hundred Thousand U.S. dollars.

II. Party A agrees to pledge to Party B all the shares of the common stock it holds accounting for twenty-two point four percent (22.4%) of the total shares of the common stock of the Company with a par value of 0.01 U.S. dollar, a total of Three Million Ninety-Seven Thousand Four Hundred and Thirty-six shares (i.e., the Stock), as the guarantee for the aforementioned debt.

ARTICLE 2 (TERM OF THE LOAN)

September 8, 2003 will be the base date of the mortgage under the Contract, and the ending date is November 30, 2003.

ARTICLE 3 (DELIVERY OF STOCK)

I. On the base date specified above and at the place designated by Party B, Party A shall deliver the following to Party B or Party B's designee:

1.   All of the pledged stock and the relevant certificates attached thereto.

2. Written assignment consent making Party B or Party B's designee the pledgee or the assignee to become a shareholder of the Company and other necessary documents.

3. Copy of the Board meeting minutes of Party A agreeing to the transaction under this Agreement.


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II.  Party A has the obligation to provide Party B or Party B's designee all necessary assistance in completing the procedures for the pledging or assignment of the stock.

ARTICLE 4. (IMPLEMENTATION OF THE LOAN CONTRACT)

Party B shall remit by wire transfer before September 8, 2003 the total amount to the following account designated by Party A:


Beneficiary:     Swiss Re financial Products Corporation

Bank:            JPMorgan Chase bank NY (SWIFT: CHASUS33)

Account Number:  066-911184


ARTICLE 5. (PARTY A'S WARRANTIES AND REPRESENTATIONS)

I. Party A hereby warrants that the attached documents (Attachment 4) are accurate and true, and represents that, with respect to the Company and its subsidiaries, it has, from the time when the two parties started to negotiate the transaction to the base date, fully informed or disclosed to Party B on the following, free from any false, concealed or misleading information:

1.   Financial and accounting records and relevant materials.

2.   Its entire assets, liabilities and shareholder equity.



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3.   It has lawful rights in all its assets, and the information about the guarantee it has provided has been fully disclosed.

4. Any significant amount of investment transfer, undertaking, tax payments, environmental protection matters and contingent liabilities.

5. Important agreements, memorandum of understanding, or other business cooperation plans that have been entered into or in being negotiated.

6.   Meeting minutes of the shareholders and of the Board of Directors.

7. Absence of any significant possible claims, endorsements, acceptances, guarantees and other contingent losses that have not been listed or disclosed.

8.   Law suit resulting from employment disputes.

9. Other important matters that will likely impact such factors as Party B's willingness to extend the loan, the price of the Stock or the market price of stocks.

II. Party A warrants that the transaction under this Contract has been approved through a lawful resolution by the Board of Directors of Party A, that necessary permit with respect to the transaction will be granted by the government authorities or the stock exchange at the locality where the Company is located and the locality where its stock is listed, and that the transaction does not violate the laws and regulations and stock exchange rules of these localities.

III. To the extent necessary for Party B to examine the matters listed under I and II above as well as the other matters provided for under this Contract, Party A warrants that consent has been given by Party A, Pacific Wire and Cable Corporation Limited, the


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Company or its subsidiaries to provide the information, certificate and other documents requested by Party B.

IV. If Party A fails in its representations and warranties above, thus causing any loss to Party B, Party A shall compensate Party B for losses.

ARTICLE 6. (SPECIAL PROVISION)

Party A shall repay the total loan amount under this Contract of Four Million One Hundred Thousand U.S. dollars to SWISS RE FINANCIAL PRODUCTS CORPORATION. Party A shall pay to SWISS RE FINANCIAL PRODUCTS CORPORATION exactly Four Million One Hundred Thousand U.S. dollars to extend till November 30, 2003 the term for the disposition of the stock of the Company pledged by Party A's transfer investment company, PACIFIC USA HOLDINGS, CORP.

ARTICLE 7. (ARRANGEMENT OF DIRECTORSHIP)

Party A shall cause all the Directors of the Company to agree to the appointment by Party B of two Directors to the Company. Party A shall, within ten days after the execution of this Contract, complete all the relevant procedures for Director changes or new Director increases. Party B has agreed to remove two Directors appointed by it within ten days after Party A has made all loan repayment and interest payment.



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ARTICLE 8. (RESTRICTIONS ON THE EXERCISE OF SHAREHOLDER'S POWER)

Party A agrees that, from the date of execution of this Contract to the base date and the date of reelection of the Directors, it will not, without a written consent from Party B, exercise its power as the shareholder and Directors.

ARTICLE 9. (RESPONSIBILITY FOR TAXES AND FEES)

Taxes and necessary fees (including attorney fees) resulting from the transaction under this Contract shall be borne by Party A unless agreed to by the two parties in a separate written agreement.

ARTICLE 10. (WARRANTY AGAINST FLAWS)

Party A warrants that it has the lawful rights in the Stock, free from liens to a third party or in favor of a third party. Party A also warrants that its rights in the Stock are free from any imperfections or disputes.

ARTICLE 11. (INTEREST, DIVIDENDS, REPAYMENT AND RETURN OF THE STOCK)

I. Dividends and dividend interest of the Stock accrued during the term of this Contract shall belong to Party B.


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II.  Before November 15, 2003, Party A shall present a repayment plan to Party
A [a typo for Party B--Translator's note], advising the source of repayment.

III. Party A also agrees to add interest at the end of each month at an annual rate of 12% payable to Party B on a monthly basis.

IV. Party A shall make a lump sum payment before November 30, 2003 of the total loan amount specified in Article 1 of this Contract to pay back the loan under this Contract.

V. At the time when Party A makes repayment of the loan and payment of the interest, Party B, at its own discretion,, may determine and request Party A to pay either in U.S. dollars or in N.T. dollars in an amount based on the ratio of US$/NT$:34.1 at the time of the execution of this Contract. Party A may not object to Party B's request.

VI. Party B shall, within three days following the day when Party A has repaid the loan, cooperate with Party A in completing the procedures for dissolving the pledge and return the shares of the Stock to Party A or a third party designated by Party A.

ARTICLE 12. (DISPOSITION OF THE PLEDGED COLLATERAL)

Upon the occurrence of any of the following, Party B may, without notification, dispose of all the shares of the Company, and Party A shall assist and cooperate in the completion


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of the procedures for assigning the shares. Party B will also have the right of first refusal to purchase at a price not exceeding Eleven Million U.S. dollars 53% of the total shares of the common stock of the Company now pledged to SWISS RE FINANCIAL PRODUCTS CORPORATION by PACIFIC USA HOLDINGS CORP., the transfer investment company of the Pacific Wire and Cable Corporation Limited.

1. Party A has dishonored a bill, been applied for company reorganization, been declared bankrupt, or is the subject of dissolution or liquidation.

2. Party A has defaulted in its monthly interest payment to Party B for over 15 days, and has not cured the default upon Party B's notification.

3. The market value of the stock of the Company that is the subject of the pledge falls below 1.4 U.S. dollars per share.

4. By November 15, 2003, if Party A has not provided its repayment plan or if the plan is not accepted by Party B, Party B will be entitled to dispose of all of the pledged collateral upon the expiration of this Contract.

5. Upon expiration date of this Contract, and Party A has not completed its repayment of the total amount of the principal and the interest.



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ARTICLE 13 (CONFIDENTIALITY PROVISIONS)

Either party shall keep confidential all the nonpublic data or information of the other party obtained through the negotiation, conclusion or performance of this Contract. Except for the disclosures required under law, without the written consent from the other party or the order of the relevant authorities issued in accordance with legal procedures, such data or information may not be disclosed or delivered to any third person other than the parties and their authorized lawyers, accountants and business agents.

ARTICLE 14. (PENALTY PROVISIONS FOR BREACH OF CONTRACT)

Except as otherwise provided in this Contract, if any party breaches the representations, warranties or other obligations stipulated in this Contract, the other party may request in writing a cure within a specified time period and continue to perform this Contract; the other party may also request restitution after dissolving this Contract if it has suffered any damage, then in addition to the restitution amount, it may claim indemnification (including the lawyer's fee incurred therefrom), and the punitive damages equal to ten percent of the total amount of the loan provided in Article 1.

ARTICLE 15. (ENTIRE AGREEMENT)

This Contract supersedes all intents of the negotiations by the parties in connection with the loan conducted prior to this Contract.

Any amendment or supplementation to this Contract shall be in writing.


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ARTICLE 16. (SEVERABILITY)

If any provision of this Contract is held by the court to be invalid for violation of any legal provisions, the validity of other provisions will not be affected.

ARTICLE 17. (NOTICES)

All written notices under this Contract or any document in connection with the performance of this Contract shall be sent to the address of the respective parties for service specified at the end of this Contract. Notice of any change in a party's address for service shall be sent to the other party in writing three days in advance. If nobody at the address for service accepts the mail, it shall be deemed validly served on the third day from the day following the date of posting the registered mail in the region of the Republic of China.

ARTICLE 18. (GOVERNING LAW)

This Contract shall be governed by the laws of the Republic of China.

ARTICLE 19. (SUBMISSION TO JURISDICTION)

For any lawsuit arising from this Contract or the performance of this Contract, both parties agree to submit to the jurisdiction of the Taipei Local Court, Taiwan, as the court


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of first instance. Both parties may also agree in writing that any such dispute will be submitted in accordance with the Arbitration Law to the Arbitration Association of the Republic of China for arbitration in Taipei.

ARTICLE 20. (EFFECTIVE DATE)

This Contract will become effective as of its execution by both parties.

ARTICLE 21. (COUNTERPARTS)

This Contract will have two originals, with each party holding one.

Attachment 1:  Party A's Corporate License or Government Approval Certificate

Attachment 2:  Party B's Corporate License or Government Approval Certificate

Attachment 3:  The Financial Statements (Including the Balance Sheet, Income
               Statement, Cash Flow Report, and Reports Examined and Verified by the Directors and the Accountant) of the Company and Its Affiliates as of December 31, 2002, Examined, Verified and Signed by the Accountant without Reservations, the Semi-Annual Financial Statements of the Company as of June 30, 2003, Examined, Verified and Signed by the Accountant without Reservations, and the Minutes of the Meeting of Party A's Board of Directors Approving the Transaction under this Contract.



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PARTIES TO THIS CONTRACT


Party A:                 KINBONG HOLDINGS LIMITED

REPRESENTATIVE:          TOM CHING YUN TUNG

                         [Signature: "Tom Ching Yun Tung"]

REGISTERED ADDRESS:      P.O. BOX, 91, Craigmuir Chambers, Road Town, Tortola,
                         British Virgin Islands

RECIPIENT FOR SERVICE:   Sharon Huang

ADDRESS FOR SERVICE:     5th Fl., 285 Chung Hsiao East Road, Sec. 4, Taipei,
                         Taiwan, Republic of China


Party B:                 SET TOP INTERNATIONAL INC.

REPRESENTATIVE:          TSAJ, FU-NU

                         [Signature: "TSAJ, FU-NU"]

REGISTERED ADDRESS:      Jipfa Building, 3rd Floor, Main Street, Road Town,
                         Tortola, British Virgin Islands

RECIPIENT FOR SERVICE:

ADDRESS FOR SERVICE:     4F, No. 69, Hsin-Yi Rd., Sec. 4, Taipei City, Taiwan,
                         R.O.C. 106


Republic of China        September 8, 2003



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